Exhibit 99.1

April 27, 2020

Dear Fellow Shareholders:

These are challenging and previously unimaginable times for our families, communities and country. Every corner of our world has changed drastically over the past two months, and we are all adapting to new realities and new ways of connecting with our loved ones, friends and co-workers.

The COVID-19 pandemic has been particularly acute for companies that focus on providing housing and healthcare services to seniors. As one of the nation’s largest owners of seniors housing communities, CNL Healthcare Properties has been highly engaged in supporting our operating partners through this crisis to provide uninterrupted, high-quality and compassionate care to our residents, many of whom are particularly vulnerable to the novel coronavirus.

As of April 24, a select group of our 71 seniors housing communities located throughout the United States have been impacted by COVID-19. To date, we are saddened to report seven coronavirus-related resident fatalities. While we currently have a total of 34 confirmed positive cases amongst our residents and staff members in 11 of our communities located in nine states, we are extremely proud of the efforts taken by our teams to prevent and contain the spread of the virus among our population of nearly 7,000 residents and approximately 5,500 community-level staff. As you would expect, we will continue our active monitoring of health safety throughout our portfolio and acknowledge these numbers will change over time. Despite obvious uncertainty and a significantly changed operating environment, we are encouraged to see continued interest in our communities, with many operators continuing to welcome new residents.

Our company remains focused on maintaining a strong balance sheet, liquidity and financial flexibility. We have approximately $250 million in cash and available liquidity under our credit facilities, which equates to almost 3.6 times our annual corporate operating expenses and debt service obligations based on annualized 2019 fourth quarter results. With a low debt level and only one $8 million loan maturing in 2020, we believe we are in a solid position to weather any sustained economic impact. Currently, we do not anticipate changes to our shareholder distribution level for the second quarter, but management and the Board of Directors will continue to actively assess the situation.

CNL began its contingency and process planning for the potential pandemic in early February and transitioned swiftly and effectively to a remote working environment in early March. As we focused our time and attention on COVID-19 matters, our management team successfully completed a number of critical business actions over the past several weeks, including filing our Form 10-K with the SEC, completing our seventh annual estimated net asset valuation process and publishing our 2019 annual report. We remain committed to professionally discharging our fiduciary and managerial duties in the face of what is no doubt a highly irregular operating environment.

It is almost certain that the pandemic will impact and delay the timeline for our previously announced exploration and continued execution of strategic alternatives to provide liquidity to shareholders. We will actively monitor and study market information and potential options as our economy begins to recover from federal, state and local shutdowns and a path forward becomes clearer. We will also keep you informed as material events occur and plan to post periodic updates on our website cnlhealthcareproperties.com. On behalf of everyone at CNL, thank you for your continued support.

Our best regards,

James M. Seneff	Stephen H. Mauldin
Chairman of the Board	Chief Executive Officer & President

cc: Financial professionals

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.